Exhibit 10.22
AMENDED AND RESTATED LEASE AGREEMENT
by and between
CP GAL PLAINFIELD, LLC,
a Delaware limited liability company
as LANDLORD
and
DICK’S SPORTING GOODS, INC.,
a Delaware corporation,
as TENANT
Premises: Plainfield, Indiana
Dated as of: November 30, 2005

1.	Demise of Premises	1
2.	Certain Definitions	2
3.	Title and Condition	9
4.	Use of Leased Premises; Quiet Enjoyment	11
5.	Term	12
6.	Basic Rent	13
7.	Additional Rent	13
8.	Net Lease; Non-Terminability	14
9.	Payment of Impositions	15
10.	Compliance with Laws and Easement Agreements, Environmental Matters	16
11.	Liens; Recording	18
12.	Maintenance and Repair	18
13.	Alterations and Improvements	20
14.	Permitted Contests	20
15.	Indemnification	21
16.	Insurance	22
17.	Casualty and Condemnation	25
18.	Termination Events	28
19.	Restoration	29
20.	Procedures Upon Purchase	31
21.	Assignment and Subletting, Prohibition Against Leasehold Financing	31
22.	Events of Default	35
23.	Remedies and Damages upon Default	37
24.	Notices	39
25.	Estoppel Certificate	40
26.	Surrender	40
27.	No Merger of Title	40
28.	Books and Records	41
29.	Determination of Value	42
30.	Non-Recourse as to Landlord	42
31.	Financing	43
32.	Subordination, Non-Disturbance and Attornment	44
33.	Tax Treatment; Reporting	44
34.	Intentionally Omitted	45
35.	Right of First Offer	45
36.	Miscellaneous	47
EXHIBITS

Exhibit “A-1”	- Legal Description of the Existing Land

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Exhibit “A-2”	- Legal Description of the Additional Land
Exhibit “B”	- Machinery and Equipment
Exhibit “C”	- Schedule of Permitted Encumbrances
Exhibit “D”	- Rent Schedule
Exhibit “E”	- Form of Addendum to Lease
Exhibit “F”	- Termination Fee Schedule

-ii-

          AMENDED AND RESTATED LEASE AGREEMENT, made as of November 30, 2005, between CP GAL PLAINFIELD, LLC, a Delaware limited liability company (“Landlord”), with an address c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and DICK’S SPORTING GOODS, INC., a Delaware corporation (“Tenant”), with an address at 300 Industry Drive, Pittsburgh, Pennsylvania 15275.
PREAMBLE
          WHEREAS, Landlord and Galyan’s Trading Company, Inc., an Indiana corporation (“Galyan’s”), previously entered into a Lease Agreement dated as of August 31, 1999,, as amended by that certain First Amendment to Lease Agreement dated as of December 21, 2000 (as amended, the “Original Lease”) pursuant to which Landlord leased to Galyan’s certain land described on Exhibit “A-1” hereto (the “Original Land”) and all improvements and equipment now or hereafter located thereon; and
          WHEREAS, the Original Land is currently improved with an approximately 364,008 square foot warehouse/distribution center and improvements ancillary thereto (collectively, the “Existing Improvements”); and
          WHEREAS, Galyan’s interest as lessee under the Original Lease was assigned to Tenant pursuant to that certain Assignment and Assumption of Lease dated as of the date hereof; and
          WHEREAS, Landlord is acquiring certain additional land contiguous to the Original Land as described on Exhibit “A-2” (the “Expansion Land”) and pursuant to the terms of the Construction Agency Agreement (as defined herein) will cause or permit the construction thereon of an approximately 361,000 square foot addition to the Original Improvements and improvements ancillary thereto (collectively, the “Expansion Improvements”; and such acquisition of the Expansion Land and construction of the Expansion Improvements hereinafter referred to as the “Expansion”); and
          WHEREAS, in connection with the foregoing, Landlord and Tenant have agreed to amend and restate the Original Lease in its entirety in order to include the Expansion Land and Expansion Improvements as part of the Leased Premises and to adjust the Rent and other obligations of Tenant under the Lease accordingly.
          NOW THEREFORE, in consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
     1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the “Leased Premises”): (a) the Original Land and the Expansion Land, together with the Appurtenances (collectively, the “Land”); (b) the Original Improvements, the Expansion Improvements and any other buildings, structures and improvements now or hereafter constructed on the Land (collectively, the “Improvements”), and

(c) the fixtures, machinery, equipment and other property described in Exhibit “B hereto (collectively, the “Equipment”).
     2. Certain Definitions.
          “Affiliate” of any Person shall mean any Person which shall (1) control, (2) be under the control of, or (3) be under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation, or other majority equity and control interest if such Person is not a corporation.
          “Additional Rent” shall mean Additional Rent as defined in Paragraph 7.
          “Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.
          “Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, sidewalks, driveways, curbs, ways, alleys, vaults, gores or strips of land adjoining the Land.
          “Architect” shall mean the Architect as defined in the Construction Agency Agreement.
          “Assignment” shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.
          “Basic Rent” shall mean the Schedule Basic Rent plus the Expansion Basic Rent.
          “Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.
          “Casualty” shall mean any damage to or destruction of or which affects the Leased Premises.
          “Condemnation” shall mean a Taking and/or a Requisition.
          “Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.
          “Construction Agency Agreement” shall mean that certain Construction Agency Agreement of even date herewith between Landlord and Tenant pursuant to which Tenant, as agent for Landlord, will cause the construction of the Improvements on the Land, as the same may be amended, supplemented or modified from time to time.

          “Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.
          “Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).
          “Direct Costs” shall mean Direct Costs as defined in Section 1.01 of the Construction Agency Agreement.
          “Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.
          “Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, including but not limited to all of the Environmental Management Laws, as defined in Ind. Code 13-11-2-71, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.
          “Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.
          “Equipment” shall mean the Equipment as defined in Paragraph 1.
          “Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).
          “Expansion” shall mean the Expansion as defined in the Preamble.
          “Expansion Basic Rent” shall mean the rent payable pursuant to Paragraphs 2 and 3 of Exhibit “D” hereto.
          “Expansion Land” shall mean the Expansion Land as defined in the Preamble.
          “Existing Improvements” shall mean the Existing Improvements as defined in the Preamble.
          “Family Member” shall mean, with respect to any natural Person, such Person’s spouse, descendants and parents, and any trust, partnership, limited liability company or other legal entity created solely for the benefit of such Person and/or such Person’s spouse, descendants and parents.
          “Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.
          “Final Completion Date” shall mean the date on which (a) the Improvements, including all “punch list” items shall have been completed in accordance with the Plans as certified to by the Architect, (b) all permanent permits and licenses required for the occupancy of the Improvements have been obtained and (c) Tenant is in occupancy of the Improvements, but in no event later than sixty (60) days following the Substantial Completion Date.
          “Funding Deadline” shall mean the earliest to occur of (a) the Final Completion Date, (b) the first Basic Rent Payment Date following the date on which Landlord has disbursed the full amount of Landlord’s Share of Project Costs, and (c) the Outside Date; provided that, notwithstanding the passing of the Funding Deadline, so long as no Event of Default has occurred and is then continuing under this Lease and Tenant has paid in full any Basic Rent payment then due and payable hereunder, Landlord shall continue to Fund Landlord’s Share of

Project Costs in accordance with the terms of the Construction Agency Agreement and this Lease.
          “Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.
          “Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.
          “Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.
          “Impositions” shall mean the Impositions as defined in Paragraph 9(a).
          “Improvements” shall mean the Improvements as defined in Paragraph 1.
          “Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.
          “Indirect Costs” shall mean Indirect Costs as defined in Section 1.01 of the Construction Agency Agreement.
          “Initial Term” shall mean the Initial Term as defined in Paragraph 5.
          “Initial Term Commencement Date” shall mean the Initial Term Commencement Date as defined in Paragraph 5.
          “Insurance Requirements” shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.
          “Land” shall mean the Land as defined in Paragraph 1.
          “Landlord’s Share of Project Costs” shall mean the lesser of (i) $17,600,000 and (ii) actual Project Costs, including all Direct Costs and Indirect Costs.

          “Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.
          “Lease” shall mean this Lease Agreement.
          “Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Primary Term Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Primary Term Commencement Date occurred, and each succeeding twelve (12) month period during the Term.
          “Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.
          “Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.
          “Lender” shall mean any person or entity (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.
          “LIBOR” shall mean the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent, as published by The Wall Street Journal (or if The Wall Street Journal ceases to publish such rate, then the rate appearing on the Reuters Screen LIBO Page for comparable amounts) as the 30-day London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 12:00 p.m. New York time on date that is two business days’ prior to the re-set date applicable to each monthly period during the term of the Lease prior to the Funding Deadline. Each determination of LIBOR applicable to a particular interest period shall be made by Landlord and shall be conclusive and binding upon Tenant absent manifest error.
          “Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.
          “Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.
          “Mortgage” shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

          “Net Award” shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.
          “Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
          “Original Land” shall mean the Original Land as defined in the Preamble.
          “Outside Date” shall mean the Outside Date as defined in the Construction Agency Agreement.
          “Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.
          “Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).
          “Person” shall mean an individual, partnership, association, corporation or other entity.
          “Plans” shall mean the plans and specifications prepared by the Architect for the construction of the Improvements.
          “Prepayment Premium” shall mean any payment required to be made by Landlord to a Lender under a Note or any other document evidencing or securing a Loan (other than payments of principal and/or interest which Landlord is required to make under a Note or a Mortgage) solely by reason of any prepayment or defeasance by Landlord of any principal due under a Note or Mortgage, and which may without limitation take the form of (i) a “make whole” or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender.
          “Present Value” of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.
          “Primary Term” shall mean the Primary Term as defined in Paragraph 5.
          “Primary Term Commencement Date” shall mean the date of this Lease.
          “Primary Term Commencement Date” shall mean the date of this Lease.
          “Prime Rate” shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime

Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.
          “Project Costs” shall mean the sum of all Direct Costs and Indirect Costs incurred or to be incurred in connection with the acquisition of the Expansion Land, the construction of the Expansion Improvements and the acquisition and installation of the Equipment in connection therewith.
          “Remaining Sum” shall mean Remaining Sum as defined in Paragraph 19(c).
          “Renewal Term” shall mean Renewal Term as defined in Paragraph 5.
          “Rent” shall mean, collectively, Basic Rent and Additional Rent.
          “Requisition” shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
          “Schedule Basic Rent” shall mean the rent payable pursuant to Paragraph 1 of Exhibit “D” hereto.
          “Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).

          “State” shall mean the State of Indiana.
          “Substantial Completion Date” shall mean the date on which (a) the Improvements (excluding “punch list” items, i.e., minor details of construction, decoration or mechanical adjustment, the non-completion of which will not interfere with Tenant’s use and/or occupancy of the Leased Premises in accordance with all applicable Laws for the uses permitted hereunder or the normal conduct of Tenant’s business) shall have been substantially completed in accordance with the Plans as certified to by the Architect, (b) a temporary or permanent certificate of occupancy for the Improvements have been obtained and (c) Tenant is in occupancy of the Improvements and has opened for the normal conduct of Tenant’s business; but in no event shall the Substantial Completion Date be later than January 31, 2007.
          “Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.
          “Taking” shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any

Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.
          “Term” shall mean the Primary Term and the Initial Term, as extended or renewed in accordance with the provisions hereof.
          “Termination Date” shall mean Termination Date as defined in Paragraph 18.
          “Termination Event” shall mean a Termination Event as defined in Paragraph 18.
          “Termination Fee” shall mean the amount set forth on the Termination Fee Schedule annexed hereto as Exhibit F corresponding to the applicable date or time period of the giving of the Termination Notice.
          “Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).
          “Threshold Amount” shall mean (i) with respect to Paragraph 10(d), the amount of $1,000,000; (ii) with respect to Paragraph 13(a), the amount of $1,000,000; and (iii) with respect to Paragraph 17(a) and 19(a), the amount of $1,000,000 or such lessor amount (but not less than $500,000) as shall be permitted by Lender; in each case, as increased periodically by the CPI (as defined in Paragraph 4 of Exhibit D) at the same time and in the same manner as Basic Rent.
          “Warranties” shall mean Warranties as defined in Paragraph 3(d).
     3. Title and Condition.
          (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements,including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.
          (b) LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR

PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.
          (c) Tenant represents to Landlord that Tenant is already in physical possession and occupancy of the Existing Improvements and has examined the title to the entire Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) Tenant has only a leasehold right of possession and use of the Leased Premises, as provided herein, (ii) the Existing Improvements conform to all Legal Requirements and all Insurance Requirements in all material respects, (iii) all easements necessary or appropriate for the use or operation of Tenant’s business at the Leased Premises shall have been or shall be obtained as of the Final Completion Date, (iv) all contractors and subcontractors who have performed work on or supplied materials relating to the Existing Improvements and as to which payment is currently due and payable have been fully paid, (v) the Existing Improvements have been fully completed in all material respects in a workmanlike manner of first class quality; provided that, any breach or inaccuracy of any of the foregoing representations hereinabove shall not, by itself, constitute an Event of Default under this Lease; it being agreed that the purpose of such representations shall be to estop Tenant from asserting any position or claim to the contrary subsequent to the date here of and to otherwise prevent Tenant from seeking to impose or asserting any duty, obligation or liability upon Landlord to correct (or incur any costs to correct) any facts, circumstances, or conditions (or lack thereof) at the Leased Premises.
          (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties (express or implied), indemnities and similar rights (collectively, “Warranties”) which Landlord may have against any manufacturer, seller,engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the uniform commercial code. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties, guaranties, indemnities and other rights shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord also agrees to execute and deliver to Tenant such further documentation as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effectuate or intended to be effectuated by this Paragraph 3(d). Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant shall enforce the Warranties in accordance with their respective terms.
          (e) Pursuant to the Construction Agency Agreement, Tenant will cause the Expansion Improvements to be constructed and the Expansion Equipment to be installed with funds more particularly described in the Construction Agency Agreement in accordance with all the terms thereof, in a good and workmanlike manner of first class quality, and in compliance with all Insurance Requirements and all Legal Requirements. As of the Final Completion Date, all Equipment necessary or appropriate for Tenant’s use or operation of the Leased Premises after completion of the Expansion Improvements shall have been installed and be fully operative in all material respects.
          (f) The Expansion Improvements will be owned by Landlord and are included within the Leased Premises. Tenant acknowledges that the Expansion Improvements have not yet been constructed and that, pursuant to the Construction Agency Agreement entered into by Landlord and Tenant, Tenant has the responsibility for causing the Expansion Improvements to be completed in accordance with the terms of the Construction Agency Agreement. Landlord will not make any representations or warranties with respect to the Expansion Improvements. Tenant further acknowledges that, upon occurrence of an Event of Default, Landlord may terminate the Construction Agency Agreement, and in addition to all other remedies of Landlord under this Lease, Landlord shall have the right but not the obligation to complete construction of the Expansion Improvements in accordance with the Plans. If Landlord so completes construction of the Expansion Improvements, Tenant will not be excused from paying all Rent due pursuant to the terms of this Lease, and Landlord shall have the right to exercise any or all of its remedies hereunder following an Event of Default. All acknowledgments of Tenant regarding the Leased Premises contained in Paragraph 3(b) shall be deemed to have been made again as of the Final Completion Date.
          (g) Landlord agrees to enter into, at Tenant’s expense, such Easement Agreements, waivers, approvals or restrictions for utilities, parking or other matters as necessary or desirable for operation of the Leased Premises as reasonably requested by Tenant, subject to Lender’s and Landlord’s approval of the form thereof, not to be unreasonably withheld or delayed; provided, however, that no such easement shall result in any diminution in the value or utility of the Leased Premises for use as a warehouse/distribution facility and further provided that no such easement shall render the use of the Leased Premises dependent upon any other property or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord and Lender in writing delivered with Tenant’s request with respect to such Easement. If either Landlord or Lender shall fail to notify Tenant of its approval of or disapprove the form of any such Easement within a period of thirty (30) days from their respective receipt of same, then such party failing to notify Tenant shall be deemed to have approved of such easement; provided that Landlord shall be entitled to notify Tenant of Lender’s decision.
     4. Use of Leased Premises; Quiet Enjoyment.

          (a) Subject to the provisions of clause (vi) of Paragraph 22(a) hereof, Tenant shall continuously use and occupy the Leased Premises for a warehouse and distribution facility and ancillary office uses, and for no other purpose. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.
          (b) Subject to the terms and provisions hereof, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, and during the last year of the Term for the purpose of showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. Landlord shall endeavor, in each case, to minimize any interference with Tenant’s use and occupancy of the Leased Premises during any period of time that Landlord, its agents, employees and/or contractors have entered the Leased Premises as set forth herein.
     5. Term.
          (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for a primary term (the “Primary Term”) commencing on the date hereof (the “Primary Term Commencement Date”) and terminating at midnight on the last day of the calendar month in which the Substantial Completion Date occurs, which shall not, in any event, occur later than the Outside Date (the “Primary Term Expiration Date”) and for an initial term (such initial term, as extended or renewed in accordance with the provisions hereof, being called the “Initial Term”) commencing on the day (the “Initial Term Commencement Date”) immediately following the Primary Term Expiration Date and terminating on January 31, 2022 (such date, as same may be extended as hereinbelow provided, the “Expiration Date”); provided, however, that if the Outside Date shall not occur on or prior to February 1, 2007 pursuant to the terms of the Construction Agency Agreement then the Expiration Date shall be extended one (1) day for each day after February 1, 2007 that the Outside Date occurs.
          (b) Provided that this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date, and on the fifth (5th), tenth (10th), fifteenth (15th), twentieth (20th), twenty-fifth (25th) and thirtieth (30th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a “Renewal Date”) the Term shall be deemed to have been automatically extended for an additional period of five (5) year each (each such extension period being referred to herein as a “Renewal Term”), unless

Tenant shall notify Landlord in recordable form at least one (1) year prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms).
          (c) If Tenant exercises its option not to extend or further extend the Term, or if Landlord has exercised its remedies under Paragraph 23 (whether or not this Lease is terminated), then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select. Landlord shall endeavor, in each case, to minimize any interference with Tenant’s use and occupancy of the Leased Premises during any period of time that Landlord, its agents, employees and/or contractors have entered the Leased Premises as set forth herein.
     6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, Basic Rent in the amounts determined in accordance with Exhibit “D” hereto, on the dates set forth therein (each such day being a “Basic Rent Payment Date”). Each such rental payment shall be made in Federal Funds so as to be received by Landlord no later than the applicable Basic Rent Payment Date at Landlord’s address first set forth above or pursuant to wire transfer instructions delivered to Tenant from time to time and/or to such one or more other Persons (but not to exceed two), in such proportions as Landlord may direct by twenty (20) days prior written notice to Tenant.
     7. Additional Rent.
          (a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):
               (i) except as otherwise specifically provided herein (including, without limitation, Paragraph 17 below), all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, monitoring, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation (other than between Landlord and Tenant) involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease (which are successful, in whole or in part) (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord’s counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of

Tenant, (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant’s failure to act promptly in an emergency situation, and (K) any other items specifically required to be paid by Tenant under this Lease. Nothing herein shall make Tenant liable for the payment (as Additional Rent or otherwise) of any Costs or expenses (i) which result solely from the gross negligence or willful misconduct of Landlord, (ii) as to which there has been a judicial determination that same were incurred in bad faith by Landlord or (iii) which are incurred by Landlord as a part of its general administrative and overhead costs or expenses, or accounting and tax compliance costs or fees, unless such costs and/or expenses are expressly provided to be paid by Tenant hereunder.
               (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date (excluding any Expansion Basic Rent for which Tenant shall be entitled to receive a credit pursuant to Paragraph 2(b) of Exhibit D), an amount (the “Late Charge”) equal to five percent (5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first two (2) late payments of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days following the due date thereof;
               (iii) a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and
               (iv) interest at the rate (the “Default Rate”) of four percent (4%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, provided, however, that with respect to the first two (2) late payments of all or any portion of any installment of Basic Rent in any Lease Year, interest at the Default Rate shall not commence unless the Basic Rent has not been paid within five (5) days following the due date thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.
          (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within twenty (20) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within twenty (20)days after Landlord’s demand for payment thereof.
          (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.
     8. Net Lease; Non-Terminability.
          (a) This is a net lease and, except as otherwise expressly provided herein, all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim,

recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).
          (b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.
          (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of any sums by any governmental body pursuant to any Imposition even if such sums are characterized as “rent” by such governmental body. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).
          (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.
     9. Payment of Impositions.
          (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s leasehold interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the

Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) business days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) business days after Landlord’s request therefor.
          (b) Following the occurrence of an Event of Default with respect to the payment of taxes or insurance premiums, the maintenance of the Leased Premises, or if Landlord is required by a Lender to pay into escrow funds necessary to pay the applicable Escrow Charges, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) monthly or as required by such Lender (but not more often than monthly) so that there shall be in an escrow account an amount sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof, premiums on any insurance required by this Lease and any reserves for capital improvements. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amounts shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall reasonably determine or as required by Law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within thirty (30) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.
     10. Compliance with Laws and Easement Agreements, Environmental Matters.
          (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial, and (iii) without the prior written consent of Landlord and Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.
          (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.
          (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises (i) in connection with any sale, financing or refinancing of the Leased Premises, (ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments (A) under clause (i), if the sale is to Tenant or an affiliate or designee of Tenant, (B) under clause (ii), but only one time, and (C) under clauses (iv) and (v), but only if an Environmental Violation is actually discovered, shall be paid by Tenant; and in all other instances shall be paid by Landlord. Landlord shall cooperate with Tenant, in each case, to minimize any interference with Tenant’s use and occupancy of the Leased Premises during any period of time that the Site Reviewers have entered the Leased Premises as set forth herein.
          (d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed the Threshold Amount, Tenant shall provide to Landlord, within twenty (20) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.
          (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect (except that Tenant shall have no obligation to remain in physical occupancy of the Leased Premises) beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

          (f) If Tenant fails to correct any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.
          (g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.
          (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.
     11. Liens; Recording.
          (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD’S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.
          (b) Tenant shall execute, deliver and record, file or register (collectively,“record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.
     12. Maintenance and Repair.
          (a) Tenant shall at all times maintain the Leased Premises in as good repair and appearance as they are in on the Final Completion Date, except for ordinary wear and tear, and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the Final Completion Date or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.
          (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

     13. Alterations and Improvements.
          (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations within any consecutive twelve (12) month period that, as to any such Alterations or series of related Alterations within any consecutive twelve (12) month period, do not cost in excess of the Threshold Amount and (ii) to install Equipment in the Improvements or accessions to the Equipment within any consecutive twelve (12) month period that, as to such Equipment or accessions, do not cost in excess of the Threshold Amount, so long as at the time of construction or installation of any such Alterations or Equipment no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If (i) the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto within any consecutive twelve (12) month period is in excess of the Threshold Amount, (ii) Tenant desires to make structural Alterations to the Leased Premises, or (iii) Tenant desires to construct upon the Land any additional buildings, then in each case, the prior written consent of Landlord shall be required; provided that; Landlord shall not unreasonably withhold, delay or condition its consent to any Alternations above the Threshold Amount, so long as value and/or utility of the Leased Premises is not diminished thereby. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or expressly permitted hereunder without Landlord’s consent, or for which Landlord has agreed in writing that removal will not be required.
          (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), whether or not Landlord’s consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the Final Completion Date of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.
     14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) comply with any Legal Requirement, (c)

discharge or remove any lien referred to in Paragraph 11 or 13 or (d) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such contest no other Event of Default has occurred and is then continuing and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.
     15. Indemnification.
          (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy or operation or condition, design or construction, maintenance, repair or restoration of the Leased Premises, (ii) any casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or

Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity; provided that, the foregoing indemnification obligations shall not be applicable to any Claim resulting from the gross negligence or willful misconduct of Landlord (it being further agreed that for purposes of this Paragraph 15, as between Landlord and Tenant, in no event shall any omission or failure to act on the part of Landlord, or Landlord’s mere absence from the Leased Premises or failure to be aware of any condition thereat, be deemed to constitute gross negligence).
          (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the actual and reasonable cost of which shall be paid by Tenant) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel,and the cost of such counsel shall by paid by Tenant.
          (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.
     16. Insurance.
          (a) Tenant shall maintain or cause to be maintained the following insurance on or in connection with the Leased Premises:
               (i) Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, and including customarily excluded perils of hail, windstorm, flood coverage, earthquake and, to the extent required by Lender, terrorism insurance, in amounts no less than the actual replacement cost of the Improvements and Equipment; provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” form or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements, and “Law and Ordinance” coverage (with commercially reasonable limits consistent with coverages then customarily required by prudent institutional landlords or lenders for properties similarly situated). Such policies and endorsements shall contain deductibles not more than $100,000 per occurrence.
               (ii) Commercial General Liability Insurance and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate, on a claims occurrence basis and containing a deductible of not more than $350,000 per occurrence, or such lower deductible as shall be required by Lender (but in no event less than $250,000).
               (iii) Workers’ compensation and employers’ liability insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises.
               (iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property (and which may be carried as part of the coverage required under clause (i) above or pursuant to a separate policy or endorsement). Either such Boiler and Machinery policy or the Special Causes of Loss policy required in clause (i) above shall include at least $1,000,000 per incidence for Off-Premises Service Interruption and Expediting Expenses and may contain a deductible not to exceed $100,000.
               (v) Business Income/Extra Expense Insurance at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss.
               (vi) During the construction of the Improvements and during any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.
               (vii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require; provided such coverages are consistent as to types and amounts, with coverages then customarily required by prudent institutional landlords or lenders for properties similarly situated. In addition, with respect to the insurance coverages required to be maintained pursuant to clauses (i) through (vi) of this Paragraph 16(a), Tenant shall use commercially reasonable efforts, consistent with those of prudent owners of institutional quality commercial real estate, to maintain insurance coverage against any loss, damage or injury resulting from acts of terrorism.

          (b) The insurance required by Paragraph 16(a) shall be written by companies having a Best’s rating of A:X or above and a claims paying ability rating of AA or better by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.
          (c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior written notice to Landlord and Lender.
          (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 27 (or its equivalent).
          (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord a Statement of Values which may be reviewed annually and shall be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations. The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord. Notwithstanding anything to the contrary contained in this Lease, any insurance required to be maintained by Tenant hereunder (other than Workers’ compensation and employers’ liability insurance under item (a) (iii) above) may be maintained, in whole or in part, under a plan of self-insurance; provided that and only so long as (1) Tenant is not under bankruptcy protection, (2) Tenant’s senior secured debt has a rating of at least AA (or such lower rating as shall be acceptable to Lender in its sole discretion) by Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. or equivalent rating agency approved by Landlord and Lender in their sole discretion, and (3) Tenant’s tangible net worth exceeds Two Hundred Million Dollars ($200,000,000) as shown in its most recent audited financial statement, or if Tenant’s financial statements are reported on a consolidated basis with a parent corporation, then as certified by an officer of Tenant. Any proceeds to be made available or payable by Tenant under a program of self-insurance shall be payable in the same manner and to or for the benefit of the same party as a third party insurer’s proceeds under the provisions of Paragraph (h) below and the other provisions of this Paragraph 16, and shall be paid into, held, and disbursed from, the Restoration Fund, as and when applicable, in accordance with Paragraph 19 hereof. If Tenant shall, at any time subsequent to the institution of a self-insurance program hereunder, fail to meet the criteria contained in any one or more of clauses (1), (2) and (3) above, then Tenant shall, within five (5) days of written demand from Landlord, provide Landlord with written evidence (including appropriate ACORD certificates) that Tenant has obtained and shall keep in effect third party insurance coverage meeting the requirements of this Paragraph 16.
          (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.
          (g) Each policy (other than workers’ compensation coverage) shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.
          (h) The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as loss payee and Lender as loss payee and mortgagee, and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee to the extent of the Rent payable to or for the benefit of Landlord as its interest appears under the Lease. The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:
               (i) proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds; and
               (ii) proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.
     17. Casualty and Condemnation.
          (a) If any substantial Casualty to the Leased Premises occurs, Tenant shall give Landlord and Lender prompt notice thereof. If the insurance proceeds for such Casualty are reasonably estimated by Tenant to be less than the Threshold Amount, then so long as no Event of Default shall then exist, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers. If the insurance proceeds are reasonably estimated by Tenant to be in excess of the Threshold Amount, Tenant shall be entitled to enter into negotiations to adjust, collect or compromise any claim of the Net Award payable in connection with a Casualty and Landlord may participate in such negotiations with Tenant therein; provided that, any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord (not to be unreasonably withheld or delayed), but in any event, Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Notwithstanding the foregoing, if an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any claim or to participate with Landlord in any adjustment, collection and compromise of any Net Award payable in connection with a Casualty except upon the express prior written consent of Landlord, which consent may be granted or withheld by Landlord in its sole discretion. Nevertheless, Landlord shall, in any event, have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. If the Net Award is in excess of the Threshold Amount or an Event of Default has occurred and is then continuing, each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.
          (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to participate in such negotiations with Tenant. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No final or binding agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

          (c) Subject to the provisions of Paragraph 18(a) with respect to a Termination Event, if any Casualty (whether or not insured against) or Condemnation shall occur, this Lease shall continue notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in condition required by this Lease) whether or not the Net Award is sufficient therefor. So long as no Event of Default exists, any Net Award up to and including the Threshold Amount shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any Net Award in excess of the Threshold Amount (or an amount equal to the amount of the Net Award that would have otherwise been made available in the Restoration Fund if same had not been applied by Lender under the terms of the Mortgage), shall be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Condemnation which is not a Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.
          (d) In the event of a Requisition of any of the Leased Premises, if any Net Award payable by reason of such Requisition is (i) retained by Landlord, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last Basic Rent Payment Date for the then existing Term and the numerator of which shall be the amount of such Net Award retained by Landlord, or (ii) paid to Lender, then each installment of Basic Rent thereafter payable shall be reduced in the same amount and for the same period as payments are reduced under the Note until such Net Award has been applied in full or until the Term has expired, whichever first occurs.
          (e) Notwithstanding anything contained in this Lease to the contrary, if the Leased Premises suffer a Material Casualty at any time during the last two (2) years of the Term of this Lease (including any exercised or deemed exercised Renewal Term), then, in any such event, Tenant may elect to terminate this Lease by written notice thereof given to Landlord in accordance with Paragraph 18(b), within ten (10) days after the Damage Determination Date. As used herein (i) a “Material Casualty” shall mean any casualty wherein the estimated cost of the rebuilding, restoration and/or repair of the Leased Premises in accordance with this Lease exceeds 50% of the estimated true valuation of the Leased Premises as then determined by the tax assessor’s office having jurisdiction over the Leased Premises, and (ii) the “Damage Determination Date” shall mean the date that a good faith written determination of the estimated cost of the rebuilding, restoration or repair, as the case may be, of the Leased Premised by a duly licensed and regionally or nationally recognized architectural or engineering consultant selected by Tenant and reasonably acceptable to Landlord is delivered to Tenant and Landlord, but in no event more than ninety (90) days after the date that the casualty in question occurs. Notwithstanding the foregoing, in no event shall Tenant be entitled to terminate this Lease under this Paragraph 17(e) and Paragraph 18 if (x) at the time of such Material Casualty the insurance coverage required to be maintained by Tenant under this Lease has been cancelled, terminated, lapsed or is otherwise unavailable for any reason, or if for any other reason such Material Casualty is an uninsured event or (y) the Net Award available from the insurer (together with any sum that Tenant commits in writing to pay to Landlord (or at Landlord’s direction) is not sufficient to pay and satisfy in full the outstanding principal balance and scheduled interest under the first mortgage Loan encumbering the Leased Premises.
     18. Termination Events.
          (a) If (i) a Material Casualty shall occur under the provisions of Paragraph 17(e) above and pursuant to the terms thereof Tenant is entitled to terminate this Lease, (ii) the entire Leased Premises shall be taken by a Taking, or (iii) any substantial portion of the Leased Premises shall be taken by a Taking and, in any such case under this clause (iii), Tenant certifies and covenants to Landlord that the nature and/or extent of the Taking renders the continued operation of Tenant’s business at the Leased Premises for the uses permitted and intended under this Lease no longer economically practicable at the remaining portion of Leased Premises (each of the events described in the above clauses (i), (ii) and (iii) shall hereinafter be referred to as a“Termination Event”), then, Tenant shall (x) within sixty (60) days after Tenant receives a Condemnation Notice, or (y) in the case of a Material Casualty, within the time period proscribed in Paragraph 17(e), give to Landlord written notice in the form described in Paragraph 18(b) of the Tenant’s election to terminate this Lease (a “Termination Notice”), and if Tenant fails to timely deliver, or otherwise elects not to give, the Termination Notice to Landlord, then Tenant shall rebuild, restore or repair, as applicable, the Leased Premises in accordance with Paragraphs 17 and 19 (except in the case of total Taking under clause (ii) above) and, in any event, all Monetary Obligations of Tenant under this Lease shall continue unabated.
          (b) A Termination Notice under clauses (ii) or (iii) of Paragraph 18(a) above shall contain (1) notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least thirty (30) days after the date that Landlord and Tenant are required to vacate and surrender the Leased Premises or portion thereof to or at the direction of the condemning authority (such date, the “Termination Date”), (2) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Fee, and (3) if the Termination Event is an event described in Paragraph 18(a)(iii), the certification described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. A Termination Notice under clause (i) only of Paragraph 18(a) above shall contain (1) notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least thirty (30) days after the Damage Determination Date (such date, also a “Termination Date”) and (2) a binding and irrevocable assignment of the Net Award payable as a result of such Material Casualty.
          (c) If Landlord shall timely receive the Termination Notice pursuant to Paragraph 18(b), then this Lease shall terminate on the Termination Date; provided that, Tenant has paid the Termination Fee, if applicable, and, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, “Remaining Obligations”) on the Termination Date, then Landlord may, at its option, extend the date on which this Lease shall terminate to a date which is no later than the first Basic Rent Payment Date after date on which Tenant has satisfied all Remaining Obligations (including the payment of the Termination Fee or receipt of the Net Award in the case of Material Casualty, as the case may be) regardless of the fact that Tenant is no longer in physical possession of all or any part of the Leased Premises. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be payable to and retained by Landlord (and to the extent necessary to carry out the intent of this Paragraph, Tenant shall assign to Landlord Tenant’s entire interest in and to any of the Net Award, if such assignment shall not have already occurred).
          (d) Unless Tenant shall have timely delivered the Termination Notice, TIME BEING OF THE ESSENCE, Tenant shall be conclusively presumed to have elected to continue this Lease and to rebuild, restore or repair the Leased Premises in accordance with Paragraphs 17 and 19
          (e) Notwithstanding anything to the contrary contained herein, in the event of a Termination Event under clause (ii) or (iii) of Paragraph 18(a) above, if (x) the amount of the applicable Termination Fee paid by Tenant to Landlord plus (y) the amount of the Net Award payable to Landlord by the condemning authority ((x) plus (y), hereinafter referred to as the “Net Aggregate Fee”) exceeds $29,000,000.00, then Landlord shall, within thirty (30) days after receipt of the Net Award from the condemning authority, refund to Tenant a sum equal to the amount by which the Net Aggregate Fee exceeds $29,000,000; provided that, such refund shall in no event exceed the amount of the Termination Fee actually paid by Tenant, even if the Net Award alone exceeds $29,000,000. The provisions of this Paragraph 18(e) shall survive the termination of this Lease
     19. Restoration.
          (a) If any Net Award is in excess of the Threshold Amount, then the portion thereof below the Threshold Amount shall be paid to Tenant as per Paragraph 17(a) (to be used for the preservation and/or repair of the Leased Premises), and Landlord (or Lender if required by any Mortgage) shall hold the entire remaining balance of the Net Award in excess of such Threshold Amount in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:
               (i) prior to commencement of restoration, (A) the architects, contracts, contractors, and a budget for the restoration shall have been approved by Landlord, (B) in the event that the planned restoration shall deviate in any material respect from the Leased Premises as they existed immediately prior to the Casualty or Condemnation, as applicable, the plans and specifications shall have been approved by Landlord, (C) Landlord and Lender shall be provided with, if requested in writing by Landlord at the time in question, acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount acceptable to Landlord and in form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate waivers of mechanics’ and materialmen’s liens shall have been obtained or filed (to the extent permitted by applicable Laws);
               (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged;

               (iii) disbursements shall be made from time to time (but not more frequently then every thirty (30) days) in an amount not exceeding the cost of the work completed since the last disbursement, and not later than fifteen (15) days following Landlord’s receipt of each of the following (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance or continuation of searches indicating no intervening liens or encumbrances, including mechanics’ liens and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;
               (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an authorized officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been substantially completed and complies with the applicable requirements of this Lease;
               (v) Landlord may retain ten percent (10%) of the restoration fund until the restoration is fully completed. Landlord shall pay to Tenant any remaining amount together with applicable interest of the Restoration Fund retained by Landlord within twenty (20) days following the date such Restoration is fully completed and Landlord has received written notice from Tenant stating that such Restoration has been completed;
               (vi) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and
               (vii) such other reasonable conditions as Landlord or Lender may impose.
          (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess (the “Restoration Deficiency”) shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant. Notwithstanding the foregoing, in the event that Tenant shall demonstrate to Landlord, in Landlord’s sole discretion, that Tenant shall have adequate immediately available funds to pay for the Restoration Deficiency, Tenant shall not be required to pay such sums to Landlord to be added to the Restoration Fund but shall instead be obligated to pay for all Costs with respect to the restoration work as such Costs arise until such time as the estimated cost of completing the remaining restoration work free and clear of all liens, as determined by Landlord, shall be equal to or less than the amount of the Net Award. Landlord or Lender, as applicable, shall have no obligation to disburse any sums from the Restoration Fund unless and until the estimated cost of completing the remaining restoration work free and clear of all liens, as determined by Landlord, shall be equal to or less than the amount of the Net Award.
          (c) Provided that no Event of Default shall then exist, if any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sums shall be paid to Tenant.
     20. Intentionally Omitted.
     21. Assignment and Subletting. Prohibition Against Leasehold Financing.
          (a) Except as otherwise expressly provided to the contrary in this Paragraph 21, Tenant may not (i) assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation) to any Person other than a wholly-owned subsidiary of Tenant or a Credit Entity, or (ii) sublet any of the Leased Premises at any time to any other Person other than an Affiliate or a Credit Entity without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in accordance with the provisions of Paragraphs 21(b) or 21(c) below, as applicable; and subject, in each case, to the provisions of Paragraphs 21 (j) and 21(k) below. Any purported sublease or assignment in violation of this Paragraph 21 (including an Affiliate transaction in violation of the provisions of Paragraphs 21(j) or 21(k) below) shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person (including any Affiliate) at any time that an Event of Default beyond any applicable notice and cure period shall have occurred and then be continuing under this Lease. As used herein, a “Credit Entity” shall mean any Person that immediately following such assignment or subletting will have a publicly traded unsecured senior debt rating of “Baa3” or better from Moody’s Investors Services, Inc. or a rating of “BBB-” or better from Standard & Poor’s Corporation and not be on credit watch (or, if such Person does not then have rated debt, a determination that its unsecured senior debt would be so rated by such rating agencies), and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.
          (b) (1) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) that is not a Credit Entity or wholly-owned subsidiary of Tenant (each a “Non-Preapproved Assignment”) then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) management, (C) operating history with respect to years of operation, payment patterns and care and maintenance of similar facilities owned or operated, (D) proposed use of the Leased Premises and (E) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall not unreasonably withhold or delay such consent based on their review of the Review Criteria. If a responsive notice is not given by Landlord to Tenant by the expiration of such thirty (30) day period, then such proposed Non-Preapproved Assignment shall be deemed approved (provided that no such deemed approval shall, in any instance, be deemed a consent to or approval of any purported release of Tenant hereunder from its obligations under this Lease).
          (2) Notwithstanding the foregoing provisions of Paragraph 21(b)(l) above, if, as of the date of Tenant’s request to assign this Lease and on the effective date of such proposed assignment, Tenant is a Credit Entity and no Event of Default has occurred and is then continuing under this Lease beyond the expiration of any applicable notice and cure period, then Landlord agrees that it shall consent to a proposed assignment to a Non-PreApproved Assignee unless (i) such Non-Preapproved Assignee’s proposed use of the Leased Premises or any material portion thereof is for a use other than a permitted use under Paragraph 4 hereof (or would otherwise be in violation of this Lease) or (ii) a primary or substantial portion of such proposed Non-Preapproved Assignee’s business operations at the Leased Premises or the nature of the good or products to be stored and/or distributed from any part of the Leased Premises (or the particular manner of use of the Leased Premises or any material part thereof), involves, Hazardous Materials, explosives or highly flammable products or materials, fertilizers and/or pesticides, or other per se dangerous activities, which in Landlord’s reasonable determination, does or could result in material increased risks (taking into account factors such as insurability, environmental concerns, product liability, death or injury to persons or property at the Leased Premises, or acts of terrorism). If a responsive notice is not given by Landlord to Tenant within thirty (30) days after Tenant’s request, then such proposed Non-Preapproved Assignment shall be deemed approved.
          (c) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, but without the consent or approval of Landlord or Lender being required or necessary, to enter into (i) one or more subleases at the Leased Premises with a Credit Entity or an Affiliate of Tenant (but only for so long as such entity remains an Affiliate) and (ii) one or more subleases demising not more than fifty (50%) percent of the gross leasable area of the Improvements at the Leased Premises (each, a “Preapproved Sublet”). Other than pursuant to Preapproved Sublets, at no time during the Term shall Tenant sublease any of the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld and shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. If a responsive notice is not given by Landlord to Tenant by the expiration of such thirty (30) day period, then such proposed sublease shall be deemed approved.
          (d) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment and shall also provide any certification reasonably required by Landlord related to the USA Patriot Act. Each sublease shall (A) be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.
          (e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any assignment to a wholly- owned subsidiary, Credit Entity or any Preapproved Sublet, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease.
          (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time following the occurrence and during the continuance of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.
          (g) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.
          (h) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”) other than a Competitor, In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and such Third Party Purchaser agrees to recognize Tenant as its tenant under this Lease and accepts such transfer subject to all of the terms and conditions of this Lease and Tenant’s rights hereunder. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

As used herein, the term “Competitor” shall mean a big box retailer or chain that primarily uses its retail locations for the sale, rental and/or distribution, either singly or in any combination of (i) health, fitness and/or exercise equipment; (ii) sporting goods; (iii) sporting equipment; and/or (iv) athletic footwear, including, without limitation, a sporting goods superstore, such as Sports Authority, Bass Pro, Cabellas, or Gander Mountain.
          (i) Notwithstanding anything to the contrary contained in this Paragraph 21, in the event that Tenant shall sublease all (but not less than all) of the Leased Premises to a Credit Entity, then Landlord shall obtain, for the benefit of such sublessee, a subordination, non-disturbance and attornment agreement (“SNDA”) in form acceptable to the then existing Lender granting substantially the same benefits to Tenant as provided in Paragraph 32 hereof; provided, however, that such Lender may condition the delivery and effectiveness of such SNDA upon such sublessee’s agreement to pay (on a going-forward basis) the Schedule Basic Rent and Expansion Basic Rent set forth in this Lease (regardless of the fact that the actual sublease rent may be lower), and such sublessee’s agreement to pay and perform all of the other obligations of Tenant under this Lease, including, all Taxes and Impositions, utilities, maintenance and insurance (on a going-forward basis), in the event that this Lease is terminated as a result of an Event of Default by Tenant hereunder (or Tenant’s bankruptcy or insolvency, rejection of this Lease or otherwise, whether or not this Lease is terminated or such termination is stayed).
          (j) Tenant shall not, in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets (an “Asset Transfer”) to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that, Tenant shall have the right conduct an Asset Transfer to a Person if the following conditions are met: (a) the Asset Transfer is to a Person that (i) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Credit Entity, (ii) is a wholly-owned subsidiary of Tenant (but only for so long as such Person shall remain a wholly-owned subsidiary of Tenant) or (iii) is approved or deemed approved by Landlord in accordance with the provisions of Paragraph 21(b) of this Lease, and (b) this Lease is assigned to such Person as a part of such Asset Transfer.
          (k) At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended); pursuant to a single transaction or series of related transactions (i) acquire, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (ii) obtain the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person), unless the purchaser of such control or Person who acquires such voting power shall: (A) after taking into account the transaction that resulted in the acquisition of such control or voting power, be a Credit Entity and such Person shall enter into a guaranty satisfactory to Landlord pursuant to which it guarantees the payment and performance of the obligations of Tenant under this Lease, or (B) be approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(b) above. Except as permitted in this Paragraph 21(k) above, any such change of control or voting power (by operation of law, merger, consolidation or otherwise) shall be deemed as an assignment of this Lease to a Non-Preapproved Assignee

(regardless of any Affiliate status of the proposed assignee) and the approval of Landlord and Lender shall be required as set forth in Paragraph 21(b) above and any consummation of such assignment absent such approval shall be in violation of this Lease; provided, however, that a deemed assignment pursuant to the transfer of the outstanding capital stock of Tenant shall not be deemed to include (i) the sale of such stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange or (ii) any transfer of such stock by gift, bequest, devise or other non-remunerative transfer for tax and/or estate planning purposes to any Person that is a Family Member of Mr. Edward W. Stack (the current holder of a majority of the issued and outstanding capital stock of Tenant).
     22. Events of Default.
          (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:
               (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;
               (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);
               (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;
               (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) make a general assignment for the benefit of creditors;
               (v) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;
               (vi) (A) the Leased Premises shall have been (x) abandoned, or (y) Tenant shall cease the normal conduct of Tenant’s business at the Leased Premises for a period in excess of sixty (60) consecutive days or more than ninety (90) days during any Lease Year, except (1) during any reasonable period of repair or restoration of the Leased Premises following a Casualty or Taking, (2) during the course of performing Alterations to prepare the Leased Premises for occupancy by a sublessee or assignee pursuant to an executed sublease or assignment agreement, (3) during the last year of the Term, or (4) with the prior written consent of Landlord, which consent shall be granted by Landlord so long as Tenant has established and provided to Landlord in writing a reasonably prudent plan for the preservation, maintenance and security of the Leased Premises (including a contract for on-site security or routine security patrols, confirmation that the insurance required to be carried hereunder by Tenant and maintenance contracts for the roof and HVAC equipment shall be and remain in full force and effect notwithstanding Tenant’s vacating of the Leased Premises);
               (vii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;
               (viii) the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;
               (ix) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender or from Tenant to Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;
               (x) a failure by Tenant to maintain in effect any material license or permit necessary for the continued use or occupancy of the Leased Premises for the operation of Tenant’s primary business at the Leased Premises;
               (xi) Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein;
               (xii) Tenant shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets a single transaction or a series of related transactions in violation of Paragraph 21 of this Lease; or
               (xiii) an Event of Default shall have occurred under the Construction Agency Agreement or Tenant shall fail to occupy the Leased Premises on or before the Initial Term Commencement Date.
          (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii), (viii), (xii), or (xiii) of Paragraph 22(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any installment of Basic Rent under clause (i) of Paragraph 22(a) or a default under clauses (xi) or (xiv) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than two (2) times within any Lease Year. If the default consists of the failure to pay any other Monetary Obligations under clause (i) of Paragraph 22(a), the applicable cure period shall be ten (10) days from the date on which notice is given. If the default consists of a default under clause (ii) or (x) of Paragraph 22(a), other than the events specified in clauses (B)

and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not, in the aggregate, exceed the maximum cure period permitted to Landlord under the terms of a Mortgage if such Tenant Event of Default constitutes a default under the Loan), provided that Tenant shall commence to cure the default within the said thirty (30) day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.
     23. Remedies and Damages upon Default.
          (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.
               (i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).
               (ii) After repossession of the Leased Premises pursuant to clause (i) above or without terminating the Lease, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).
          (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):
               (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, reasonable attorneys’ fees and expenses, employees’ expenses, costs of Alterations and reasonable expenses and preparation for reletting.
               (ii) If Landlord exercises its remedy under Paragraph 23(a)(ii) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord on each Basic Rent Payment Date, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.
          (c) Notwithstanding anything to the contrary herein contained, provided that Landlord has not elected liquidated or agreed final damages pursuant to Paragraph 23 (b) above, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any monetary damages available to it at law or in equity with or without terminating this Lease; but nothing herein is intended or shall limit any right to an injunction, temporary restraining order, declaratory relief or other equitable remedy then available to Landlord under the circumstances of the particular Event of Default in question. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity. Notwithstanding the foregoing in this Paragraph 23(c), upon the occurrence of an Event of Default, Landlord shall not be entitled to the remedy of acceleration of rent otherwise payable hereunder, regardless of whether such remedy is available at law or in equity.
          (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

          (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.
          (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, EACH OF LANDLORD AND TENANT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY.
          (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose. Landlord agrees any work so performed shall be performed in good and workmanlike manner.
          (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.
          (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.
          (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.
          (k) Tenant waives, to the fullest extent permitted by Law, any notice to quit as a condition precedent to Landlord’s remedies under this Paragraph 23.
          (1) Tenant hereby waives, to the fullest extent permitted by applicable Law, relief from valuation and appraisement laws and Tenant covenants and agrees that any judgment obtained by Landlord against Tenant may be executed in the State without relief from such valuation and appraisement laws.
     24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices sent to Landlord shall be to the attention of Director, Asset Management and notices to Tenant shall be to the attention of the “Legal Department” of Tenant. A copy of any notice given by Tenant to Landlord shall be simultaneously be given by Tenant to Reed Smith LLP, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.
     25. Estoppel Certificate. At any time upon not less than twenty (20) days’prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party, having a statement in writing, executed by an authorized officer of the Responding Party having sufficient knowledge of the Leased Premises and this Lease, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, and (d) such other matters as the Requesting Party may reasonably request and related to this Lease. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises.
     26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.
     27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

     28. Books and Records.
          (a) Tenant shall keep adequate records and books of account (i) with respect to Tenant’s operations at the Leased Premises and the costs associated therewith in accordance with sound and prudent real estate accounting principals and, with respect to Tenant’s business in general, in accordance with generally accepted accounting principles (“GAAP”) consistently applied; and shall (not more than twice per year) permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account with respect to the operation of the Leased Premises and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be otherwise entitled in the course of a personal visit.
          (b) If at any time during the Term, Tenant ceases to be a publicly traded company and/or its financial reports and statements (i.e. 10-K and 10-Q reports) are no longer available to Landlord via Edgar or other online reporting sources without material cost to Landlord, then Tenant shall deliver to Landlord and to Lender (i) within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant certified by a nationally recognized firm of independent certified public accountants, and (ii) within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP.
          (c) Landlord, Lender and their respective agents, accountants and attorneys, shall consider and treat on a strictly confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and any financial statements of Tenant pursuant to Paragraph 28(b) which are delivered to or received by them and which are conspicuously stamped “CONFIDENTIAL”. The restrictions contained in this Paragraph 28(c) shall not prevent disclosure by Landlord or Lender of any information in any of the following circumstances:
               (i) Upon the order of any court or administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise;
               (ii) Upon the request, demand or requirement of any regulatory agency or authority having jurisdiction over such party, including the Securities and Exchange Commission (whether or not such request or demand has the force of law);

               (iii) That has been publicly disclosed other than by breach of this Paragraph 28(c) by Lender or Landlord or by any other Person who has agreed with Landlord or Lender to abide by the provisions of this Paragraph 28(c);
               (iv) To counsel, accountants or consultants for Landlord, Lender and such other Persons who have agreed to abide by the provisions of this Paragraph 28(c);
               (v) Independently developed by Landlord or Lender to the extent that confidential information provided by Tenant is not used to develop such information;
               (vi) With respect to financial information and information that Landlord or its attorneys deem to be material in any reporting to the shareholders of Landlord or the shareholders or prospective shareholders (whether through a registered public offering or otherwise) of Landlord’s parent company;
               (vii) In connection with any sale or financing of the Leased Premises, provided that any recipient of such information who is a prospective purchaser of the Leased Premises (except for a purchaser that purchases all or substantially all of the assets of Landlord’s parent company) shall agree to be bound by the terms of Paragraph 28(c);
               (viii) In connection with the securitization and/or sale of a Loan or interests therein by a Lender;
               (ix) As otherwise required by Law.
     29. Intentionally Omitted.
     30. Non-Recourse as to Landlord. (a) Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.
          (b) Notwithstanding the foregoing, Tenant shall not be precluded from instituting legal proceedings for the purpose of making a claim against Landlord on account of an alleged violation of Landlord’s obligations under this Lease, subject, however, to Paragraph 30(a) above.

     31. Financing.
          (a) Tenant agrees to pay to Landlord upon demand (i) all costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, zoning reports, UCC searches, title insurance premiums and charges (including endorsements), surveys, Lender’s “points” and/or commitment fees, and the reasonable fees and expenses of Landlord’s and Lender’s counsel and (ii) fifty (50%) percent of the actual costs to defease the existing mortgage loan encumbering a portion of the Leased Premises as of the date immediately preceding the date of this Lease to the extent such actual costs exceed the outstanding principal balance of such mortgage loan at the time of such defeasance (and which mortgage loan the parties acknowledge is to be satisfied of record upon the effective date of this Lease, and Tenant’s share of such actual defeasance costs is currently estimated to be approximately $475,000 to $500,000); provided that, in no event shall Tenant’s share of the third party costs (i.e., defeasance costs exclusive of the purchase price paid for the securities purchased to defease the existing mortgage loan) exceed $50,000; provided further, that in no event shall Tenant be required to pay or reimburse Landlord or any other party for any costs arising out of a default by Landlord under such existing mortgage being defeased, unless such default is the result of a default or breach by Galyan’s or Tenant under the provisions paragraph 2 of that certain side letter agreement regarding improvements, between Galyan’s, Tenant and Landlord, dated as of November 3,2005 (the “Construction Side Letter”) or under the Original Lease or this Lease, as the case may be (other than any alleged default as a result of the performance of any construction consented to by Landlord under the terms of the Construction Side Letter). Tenant acknowledges and agrees that it shall be obligated to pay to Landlord the costs and expenses described in this Paragraph 31 regardless of the closing date of such initial financing. In connection with such initial financing, Landlord agrees that it shall use good faith and commercially reasonable efforts to negotiate then current “market” or customary points and/or commitment fees, taking into account the credit and financial standing of Tenant at the time such Loan is made and current market circumstances.
          (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease, or increase Tenant’s Monetary Obligations under this Lease or materially increase Tenant’s non-monetary obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord. Nothing contained in this Paragraph 31(b) shall make Tenant responsible for any Costs incurred by Landlord in connection with such refinancing.

          (c) In connection with any Loan, Landlord agrees that it shall use good faith and commercially reasonable efforts to (i) negotiate then current “market” or customary prepayment premiums in connection with any such Loan, taking into account the credit and financial standing of Tenant at the time Loan is made, current market circumstances and the type and amounts of Prepayment Premiums or penalties which are generally being required in connection with mortgages held by an institutional lender for similar properties, similarly situated (including, without limitation, mortgages anticipated to be subject to a securitization) and (ii) obtain a waiver from such Lender as to the right to collect any Prepayment Premium in connection with a prepayment of the Loan as a result of Casualty or Condemnation.
     32. Subordination, Non-Disturbance and Attornment.
          (a) This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided and upon condition that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder and shall not disturb Tenant’s use and/or possession of the Leased Premises unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.
          (b) Landlord agrees that, upon the request of any Person that shall be Tenant’s senior secured lender, or a purchase money equipment lender or equipment lessor of Tenant, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver (a “Waiver”) of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any inventory, equipment or other collateral in which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such Waiver (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Leased Premises, in connection with the removal of any of the Collateral by such Person, (ii) expressly excludes any claim by such Person to any right, title or interest in or to any of the Equipment as defined in this Lease, (iii) provides for a reasonable, but limited, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iv) provides for the per diem payment of Basic Rent due hereunder by such Person for each day after the fifth (5th) business day following the date of the expiration or termination of this Lease that Landlord permits such Person’s Collateral to remain at the Leased Premises.
     33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.
     34. Intentionally Omitted.
     35. Right of First Offer.
          (a) If Landlord decides to offer the Leased Premises for sale to any third party, Landlord shall first offer by written notice (the “Offer”) to sell the Leased Premises to Tenant for a specific purchase price (the “ROFO Purchase Price”) and, upon such terms and conditions as Landlord, in Landlord’s sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord’s offering to sell the Leased Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 35 and (ii) the sale to Tenant shall be “AS IS”, “WHERE IS”, without representation or warranty by Landlord. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord’s sole discretion, to revoke the Offer if an Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer.
          (b) Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the “ROFO Notice”) within thirty (30) days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Tenant. If Tenant shall accept the Offer, Tenant shall execute any documentation reasonably required by Landlord to reflect Tenant’s acceptance of the Offer. Notwithstanding anything to the contrary contained in this Lease upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease, and any other right or option of Tenant under the Lease to acquire the Leased Premises, shall automatically be deemed to have been waived by Tenant for all purposes under this Lease.
          (c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such Offer, and Landlord shall at any and all times thereafter be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that (i) if the price (“Third Party Price”) for which Landlord enters into a binding contract (“Third Party Contract”) to sell the Leased Premises is less than ninety percent (90%) of the ROFO Purchase Price, Tenant shall have fifteen (15) days in which to accept the Third Party Price and (ii) if Landlord shall fail to close the transfer of the Leased Premises pursuant to such Third Party Contract within on hundred eighty (180) days after the date of the Offer, then the provisions of this Paragraph 35 shall again be applicable and Landlord shall, if it still intends on selling the Leased Premises, again Offer to sell the Leased Premises to Tenant. Tenant shall, within five (5) days after Landlord’s request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

          (d) If Tenant does not timely deliver the ROFO Notice and the Leased Premises are transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.
          (e) Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord’s interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord’s interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord’s interest in the Leased Premises to a Lender, beneficiary under deed of trust or other hold of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any affiliate of Corporate Property Associates 16-Global Incorporated (“CPA:16”) or to any current or future REIT or real estate company that can reasonably be determined to be a part of the so-called “W.P. Carey family of funds” (i.e., similar to CPA:16) and for whom W.P. Carey & Co. LLC or any of its affiliates provides management or advisory services or investment advice, (vi) a transfer to any person or entity to whom CPA:16 sells all or substantially all of its assets, or (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (vi).
          (f) If the Leased Premises is purchased by Tenant pursuant to this Paragraph 35, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or assignment of leases and rents and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.
          (g) Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 35 which shall be a date mutually acceptable to Landlord and Tenant which shall be no later than either sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable, (the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer, in Federal Funds, and Landlord shall deliver to Tenant or its designee (i) special warranty deeds or their equivalent which describe the Leased Premises being conveyed and conveys the title thereto as provided in Paragraph 35(f) above and (ii) such other instruments as shall be necessary to transfer the Leased Premises to Tenant or its designee. If on the Purchase Date any Monetary Obligations remain outstanding Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase by Tenant or its designee, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease or which survive such expiration or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.
     If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 35 shall be delayed after the date scheduled for such purchase, Basic Rent and Additional Rent shall continue to be due and payable until completion of such purchase.
     36. Miscellaneous.
          (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
          (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, covenant and/or condition”; (v) “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; and (viii) “any of the Equipment” shall mean “the Equipment or any part thereof or interest therein”; and
          (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Any appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except as otherwise specifically provided herein and except that with respect to any assignment of this Lease or subletting of the Leased Premises not expressly permitted by the terms of this Lease, Landlord may withhold its consent for any reason or no reason. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment or to request arbitration as set forth herein below. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence or pursuant to arbitration as set forth hereinbelow, that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph. Time is of the essence with respect to the performance by Landlord and Tenant of any of their respective obligations under this Lease that are required to be paid, performed or observed within a set time period or number of days. Notwithstanding the foregoing, in connection with any dispute between Landlord and Tenant based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant (but only in such instances where this Lease expressly provides that Landlord shall not unreasonably withhold or delay such consent or approval under the applicable circumstances), then Landlord and Tenant agree that either party shall have the right, upon five (5) days prior written notice to the other party (which notice may not be given prior to the expiration of the review, determination and notice period to which Landlord is entitled under the applicable provision of this Lease), to request that such dispute be resolved and determined by arbitration in the City of New York in accordance with the rules and regulations of the American Arbitration Association (the “AAA”) or its successor, utilizing the Expedited Procedures of the Commercial Arbitration Rules of the AAA, and any such determination shall be final and binding on the parties (except as excluded in the last sentence hereof), whether or not a judgment shall be entered in any court. Without limiting the application of this Paragraph 36(c) to any other Paragraph of this Lease, the provisions hereof shall be applicable to Paragraphs 21(b) and (c) of this Lease; provided that in no event shall any arbitrator’s decision that Landlord has been unreasonable be binding upon Landlord in any instance where the then-existing Tenant hereunder seeks to or has conditioned its request for approval or consent upon a release from its obligations under this Lease.
          (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.
          (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
          (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.
          (g) The covenants of this Lease shall run with the land and bind Landlord and Tenant, their respective successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns and Tenant and any permitted successors or assignees hereunder unless otherwise stated. If there is more than one Tenant, the obligations of each shall be joint and several.
          (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
          (i) All exhibits attached hereto are incorporated herein as if fully set forth.
          (j) This Lease shall be governed by and construed and enforced in accordance with the laws of the State.
          (k) Tenant is not, nor will Tenant become, a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and Tenant not will engage in any dealings or transactions or be otherwise associated with such persons or entities.
          (l) This Lease may be executed in a number of counterparts and by different parties hereto in separate counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     37. Additional State Provisions. Notwithstanding anything in this Lease to the contrary:
          (a) Where any provision of this Lease is inconsistent with any provision of applicable Laws of the State of Indiana (“State Law”), the provisions of State Law shall take precedence over the provisions of this Lease, but shall not invalidate or render unenforceable any other provisions of this Lease that can be construed in a manner consistent with State Law. Should State Law confer any rights or impose any duties inconsistent with or in addition to any of the provisions of this Lease, the affected provisions of this Lease shall be considered amended to conform to such State Law, but all other provisions hereof shall remain in full force and effect without modification.
          (b) To the extent that State Law limits (i) the availability of the exercise of any of the remedies set forth in the Lease, and the right of Landlord to exercise self-help in connection with the enforcement of the terms of this Lease, or (ii) the enforcement of waivers and indemnities made by Tenant, such remedies, waivers, or indemnities shall be exercisable or enforceable, any provisions in this Lease to the contrary notwithstanding, if, and to the extent, permitted by State Law in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waivers or indemnities at the time of the execution and delivery of this Lease.

          (c) Tenant covenants and agrees with Landlord that if Landlord, upon an Event of Default by Tenant, elects to file a suit to enforce this Lease and protect Landlord’s rights hereunder, Landlord may in such suit apply to any court having jurisdiction, for the appointment of a receiver of the Leased Premises and Tenant hereby consents to such appointment, and thereupon it is expressly covenanted and agreed that the court shall without notice forthwith appoint a receiver with the usual powers and duties of receivers in like cases pursuant to State Law, and such appointment shall be made by such court as a matter of strict right to Landlord and without reference to the adequacy or inadequacy of the value of the Leased Premises that is subject this Lease, or to the solvency or insolvency of Tenant, and without reference to the commission of waste.
          (d) Tenant waives, to the fullest extent permitted by State Law, any notice to quit as a condition precedent to Landlord’s remedies under Paragraph 23 of this Lease.
          (e) Whenever in this Lease a party is entitled to recover attorneys’ fees in any litigation, such party shall be entitled to recover all reasonable attorneys’ fees, expenses and costs incurred at, before and after trial and on appeal, whether or not taxable as costs, in such litigation.
          (f) Landlord and Tenant agree to execute and record a memorandum of lease that will satisfy the requirements of Ind. Code 36-2-11-20, in the office of the County Recorder in which the Leased Premises is located.
          (g) Tenant hereby certifies to Landlord that in connection with the sale and leaseback of the Leased Premises, Tenant has complied, or will comply, with the Disclosure Law by (A) the completion and delivery to Landlord of a disclosure document (the “Disclosure Document”) in the form required by Ind. Code 13-25-3 (the “Disclosure Law”), (B) the timely recording of the Disclosure Document in the Office of the Recorder of the County in which the Leased Premises is located, and (C) the timely filing the Disclosure Document in the Office of the Indiana Department of Environmental Management; or Tenant has determined, after diligent investigation, and Tenant hereby certifies to Landlord, that, to the best of Tenant’s knowledge, the Leased Premises does not constitute “property” under the Disclosure Law, and therefore, delivery, filing and recording of a Disclosure Document is not required, because:
               (i) (the Leased Premises does not contain (1) or more facilities that are subject to reporting under Section 312 of the Federal Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11022);
               (ii) the Leased Premises is not the site of one (1) or more underground storage tanks for which notification is required under: (A) 42 U.S.C. 6991 (a) and (B) Ind. Code 13-23-l-2(c)(8)(A); or
               (iii) the Leased Premises is not listed in the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) in accordance with Section 116 of CERCLA (42 U.S.C. 9616).
          (h) INDEMNIFICATION NOTICE. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS LEASE INCLUDES INDEMNIFICATION PROVISIONS

(INCLUDING, WITHOUT LIMITATION, THE INDEMNIFICATION PROVISIONS CONTAINED IN PARAGRAPH 15 HEREOF) WHICH, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN INDEMNIFICATION BY TENANT OF AN INDEMNITEE FROM CLAIMS OR LOSSES ARISING AS A RESULT OF AN INDEMNITEE’S SOLE NEGLIGENCE.
          (i) In the event of any conflict or inconsistency between the provisions of this Paragraph 37 and the other provisions of this Lease, the provisions of this Paragraph 37 will govern.
     [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

CP GAL PLAINFIELD, LLC,
a Delaware limited liability company

By: CP GAL (IN) QRS 16-61, INC., its managing member

	By:	/s/ Jason Fox

Name: Jason Fox
Title: Director

ATTEST:	TENANT:

DICK’S SPORTING GOODS, INC.
a Delaware corporation

By:	By:

Title:	Name:

Title:

[Corporate Seal]

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

CP GAL PLAINFIELD, LLC,
a Delaware limited liability company

By:

Name:

Title:

ATTEST:		TENANT:

DICK’S SPORTING GOODS, INC.
a Delaware corporation

By:	/s/ [ILLEGIBLE]	By:	/s/ Douglas W. Walord

Title:	Director - Legal	Name:	Douglas W. Walrod

		Title:	Senior Vice President -
Real Estate and Development

[Corporate Seal]

EXHIBIT A-1
ORIGINAL LAND
Lot 1 of the Final Plat — Westcor, Phase I “An Incremental Phase Plat of Westcor” being part of the North Half of Section 31, Township 15 North, Range 2 East located in Plainfield, Indiana and recorded as Instrument Number 9700007298 in Plat Cabinet 4, Slide 87, pages 1 and 2 in the Office of the Recorder of Hendricks County, Indiana.

EXHIBIT A-2
EXPANSION LAND
Lot 2 of the Plat of Westcor, Phase I, Lot 2 (the “Plat”) being part of the north half of Section 31, Township 15 North, Range 2 East located in the Town of Plainfield, Indiana and recorded on November 2, 2005 as Instrument Number 200500033867 in Plat Cabinet 6, Slide 90, page 2 in the Office of the Recorder of Hendricks County, Indiana. The land being herein conveyed includes the entire 36.983 acres, more or less, as described in the “Land Description” section of the Plat, less and except all right, title and interest of the Town of Plainfield in and to that certain 0.423 acres, more or less, as dedicated and depicted in said Plat.

EXHIBIT B
MACHINERY AND EQUIPMENT
All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation of the buildings which constitute part of the Leased Premises for the uses permitted under Paragraph 4(a) of this Lease.

EXHIBIT C
PERMITTED ENCUMBRANCES — ORIGINAL LAND
     1. Hendricks County Drainage System and any assessment thereto.
     2. Municipal Assessments to the Town of Plainfield, Indiana.
     3. Ten (10) foot building set back line along the north and south lines of Lot 1 as shown on the plat recorded as Instrument Number 97-7298, in Plat Cabinet 4, Slide 87, pages 1 and 2, in the Office of the Recorder of Hendricks County, Indiana.
     4. One hundred (100) foot building set back line along the west line of Lot 1 as shown on the plat recorded as Instrument Number 97-7298, in Plat Cabinet 4, Slide 87, pages 1 and 2, in the Office of the Recorder of Hendricks County, Indiana.
     5. Fifteen (15) foot building set back line along the east line of lot as shown on the plat recorded as Instrument Number 97-7298 in Plat Cabinet 4, Slide 87, pages 1 and 2, in the Office of the Recorder of Hendricks County, Indiana.
     6. Fifteen (15) foot drainage and utility easement along the north, east and west lines of Lot 1 as shown on the plat recorded as Instrument Number 97-7298, in Plat Cabinet 4, Slide 87, pages 1 and 2, in the Office of the Recorder of Hendricks County, Indiana. Said easement is depicted on the ALTA/ACSM survey prepared by The Schneider Corporation as Job No. 1115.007 dated December 10,1998 (the “1998 Survey”).
     7. Encroachment upon property adjoining on the east by the fence appurtenant to insured premises, as shown on 1998 Survey.
     8. Subject to off-site water drainage in and to the detention pond encroaching along the south line of the Original Land as shown on the 1998 Survey.
     9. Taxes and assessments for the year 2005 and subsequent years.
     10. Rights or claims of parties in possession not shown by the public records.
     11. Easements, or claims of easements, roads, ways or streams not shown by the public records.
     12. Any encroachments, overlaps, boundary line disputes, variations in area or content, party walls and/or any other matters which would be disclosed by an accurate survey or inspection of the premises.
     13. Any facts, rights, interests, or claims which are not shown by the public records but which could be ascertained by an inspection of said land or by making inquiry of persons in possession thereof.

     14. Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished.
     15. Planning, zoning and subdivision regulations and restrictions.
PERMITTED ENCUMBRANCES — EXPANSION
     1. Hendricks County Drainage System and any assessment thereto.
     2. Municipal Assessments to the Town of Plainfield, Indiana.
     3. Rights of way for drainage tile, ditches, feeders and laterals, if any, as depicted n on the ALTA/ACSM survey prepared by The Schneider Corporation as Job No. 115.029 dated September 13, 2005 (the “2005 Survey”).
     4. Easements, restrictions and encumbrances as shown on the plat recorded as Instrument Number 200500033867 in Plat Cabinet 6, Slide 90, page 2, in the Office of the Recorder of Hendricks County, Indiana.
     5. Taxes and assessments for the year 2005 and subsequent years.
     6. Rights or claims of parties in possession not shown by the public records.
     7. Easements, or claims of easements, roads, ways or streams not shown by the public records.
     8. Any encroachments, overlaps, boundary line disputes, variations in area or content, party walls and/or any other matters which would be disclosed by an accurate survey or inspection of the premises.
     9. Any facts, rights, interests, or claims which are not shown by the public records but which could be ascertained by an inspection of said land or by making inquiry of persons in possession thereof.
     10. Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished.
     11. Planning, zoning and subdivision regulations and restrictions.

EXHIBIT D
BASIC RENT PAYMENTS
     1. Schedule Basic Rent. Commencing on the date hereof, and continuing on the twenty-fifth day of each succeeding month (each a “Basic Rent Payment Date”) Schedule Basic Rent shall be payable in the amounts set forth on Schedule “D-l” attached hereto, and shall be payable monthly, in advance, on each Basic Rent Payment Date. Pro rata Schedule Basic Rent for the period from the date hereof through the last day of the calendar month in which the Primary Term Commencement Date of this Lease occurs shall be paid on the date hereof.
     2. Expansion Basic Rent to and Including the Funding Deadline.
          (a) In addition to the Schedule Basic Rent, commencing on the date hereof, and continuing on each succeeding Basic Rent Payment Date to and including the month in which the Funding Deadline occurs, Expansion Basic Rent shall be payable monthly on each Basic Rent Payment Date in an amount equal to (x) LIBOR plus 400 basis points, multiplied by (y) the amount advanced by Landlord for Landlord’s Share of Project Costs (exclusive of the Acquisition Fee) for the Leased Premises, which shall be calculated based on the number of days each advance is outstanding prior to such Basic Rent Payment Date. The amount set forth in the foregoing sentence shall, absent manifest error, be conclusively determined from the books and records of Landlord. Tenant shall have the right, upon reasonable prior notice, to inspect Landlord’s books and records relevant to such determination to verify the accuracy of Landlord’s calculation of Basic Rent. If the Funding Deadline occurs on a date other than the first calendar day of the month, then such Expansion Basic Rent under this Paragraph 2 shall be prorated for such final month.
          (b) For so long as no Event of Default has occurred and is then continuing, on each Basic Rent Payment Date that occurs on or prior to, but not after the Funding Deadline, and relates to any period occurring prior to the Funding Deadline, Landlord shall approve as an advance of Landlord’s Share of Project Costs, the monthly installments of Expansion Basic Rent payable by Tenant under this Paragraph 2 and will credit each such advance against the installment of Expansion Basic Rent then due and owing; provided, however, that (i) from and after the Funding Deadline Landlord’s obligation to make any further advance for future installments of Basic Rent shall terminate and all such future payments of Expansion Basic Rent shall be made by Tenant, and (ii) upon the occurrence and during the continuation of an Event of Default, Landlord shall have no obligation to make any further advances for installments of Expansion Basic Rent payable under this Paragraph 2, and Tenant shall make all further payments of Expansion Basic Rent from its own funds unless and until any such Event of Default is cured.
          (c) If for any reason the Funding Deadline does not occur prior to the first Expansion Basic Rent Adjustment Date (as defined in Paragraph 5 below), the Expansion Basic Rent payable for the Leased Premises from and after the first Expansion Basic Rent Adjustment Date shall be the sum of Expansion Basic Rent calculated in accordance with the foregoing paragraphs 2(a) and 2(b) and shall be subject to adjustment as provided in Paragraphs 4, 5, and 6 below.
     3. Expansion Basic Rent From and After The Funding Deadline.
          Commencing on the Basic Rent Payment Date for the month in which the Funding Deadline occurs and continuing on each Basic Rent Payment Date thereafter (including each basic Rent Payment occurring during each Renewal Term) until the expiration of the Term, Expansion Basic Rent shall be payable in an amount equal to one twelfth (1/12) of the product of 9.90% multiplied by Landlord’s Share of Project Costs for the Leased Premises, subject to adjustment as provided in Paragraph 4, 5 and 6 below. Promptly following the Initial Term Commencement Date, Landlord and Tenant shall execute an addendum to this Lease setting forth the numerical amount of the initial annual and monthly payments of Expansion Basic Rent payable for the Leased Premises. If the Funding Deadline occurs on a date other than the first calendar day of the month, then such Basic Rent under this Paragraph 3 shall be prorated for such initial month, so that there shall be no duplication of the Basic Rent due under Paragraph 2 above and this Paragraph 3 for any given calendar day.
     4. CPI Adjustments to Expansion Basic Rent. The Expansion Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the annual Expansion Basic Rent as adjusted by the CPI adjustment be less than the annual Expansion Basic Rent in effect for the one (1) year period immediately preceding such adjustment.
     5. Effective Dates of Expansion Basic Rent Increases. Expansion Basic Rent shall not be adjusted until the fifth (5th) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Expansion Basic Rent shall be due and payable (the “First Full Expansion Basic Rent Payment Date”). As of such fifth (5th) anniversary of the First Full Expansion Basic Rent Payment Date and thereafter on the tenth (10th), and, if the Initial Term is extended then on the fifteenth (15th), twentieth (20th), twenty-fifth (25th), thirtieth (30th), thirty- fifth (35th), fortieth (40th) and forty-fifth (45th) anniversaries of the First Full Basic Rent Payment Date (each such date being hereinafter referred to as the “Expansion Basic Rent Adjustment Date”), Expansion Basic Rent shall be adjusted to reflect increases in the CPI during the most recent five (5) year period immediately preceding each of the foregoing dates. Effective as of a given Expansion Basic Rent Adjustment Date, Expansion Basic Rent payable under this Lease until the next succeeding Expansion Basic Rent Adjustment Date shall be the Expansion Basic Rent in effect after the adjustment provided for as of such Expansion Basic Rent Adjustment Date.

     6. Method of Adjustment for CPI Adjustment.
          (a) As of each Expansion Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 6(a)), the Expansion Basic Rent in effect immediately prior to the applicable Expansion Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Expansion Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Expansion Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication, or (y) 12% of the Expansion Basic Rent in effect immediately prior to such Expansion Basic Rent Adjustment Date, shall be added to the Expansion Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring five (5) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Expansion Basic Rent will be 100% of the Expansion Basic Rent in effect immediately prior to such Expansion Basic Rent Adjustment Date.
          (b) Effective as of a given Expansion Basic Rent Adjustment Date, Expansion Basic Rent payable under this Lease until the next succeeding Expansion Basic Rent Adjustment Date shall be the Expansion Basic Rent in effect after the adjustment provided for as of such Expansion Basic Rent Adjustment Date.
          (c) Notice of the new annual Expansion Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Expansion Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Expansion Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Expansion Basic Rent Adjustment Date in question.

SCHEDULE D-1
SCHEDULE BASIC RENT

SCHEDULE D-1
SCHEDULE BASIC RENT

Period	Annual	Monthly
Primary Term Commencement	$1,242,702.18	$103,558.52
Date through January 31, 2006

February 1, 2006 through	$1,261,342.72	$105,111.89
January 31, 2007

February 1, 2007 through	$1,280,262.86	$106,688.57
January 31, 2008

February 1, 2008 through	$1,299,466.80	$108,288.90
January 31, 2009

February 1, 2009 through	$1,318,958.80	$109,913.23
January 31, 2010

February 1, 2010 through	$1,338,743.18	$111,561.93
January 31, 2011

February 1, 2011 through	$1,358,824.33	$113,235.36
January 31, 2012

February 1, 2012 through	$1,379,206.70	$114,933.89
January 31, 2013

February 1, 2013 through	$1,399,894.80	$116,657.90
January 31, 2014

February 1, 2014 through	$1,420,893.22	$118,407.77
January 31, 2015

February 1, 2015 through	$1,442,206.62	$120,183.88
January 31, 2016

February 1, 2016 through	$1,463,839.72	$121,986.64
January 31, 2017

February 1, 2017 through	$1,485,797.31	$123,816.44
January 31, 2018

February 1, 2018 through	$1,508,084.27	$125,673.69
January 31, 2019

February 1, 2019 through	$1,530,705.54	$127,558.79
January 31, 2020

February 1, 2020 through	$1,553,666.12	$129,472.18
January 31, 2021

February 1, 2021 through	$1,576,971.11	$131,414.26
January 31, 2022

SCHEDULE D-l
SCHEDULE BASIC RENT — CONT

Period	Period	Period
First Renewal Option	$1,576,971.11	$131,414.26

Second Renewal Option	$1,698,845.75	$141,570.48

Third Renewal Option	$1,830,139.35	$152,511.61

Fourth Renewal Option	$1,971,579.85	$164,298.32

Fifth Renewal Option	$2,123,951.44	$176,995.95

Sixth Renewal Option	$2,288,098.91	$190,674.91

Seventh Renewal Option	$2,464,932.35	$205,411.03

EXHIBIT E
FORM OF ADDENDUM TO AMENDED AND RESTATED LEASE AGREEMENT
Made as of this                         day of                                         , 20                    .
THIS ADDENDUM (this “Addendum”) to the Amended and Restated Lease Agreement, dated as of                     , 200___ (the “Lease”), by and between [W. P. Carey Entity], a                                          (“Landlord”), and                      , a                      corporation (“Tenant”), covering property located in                                            . (All terms used and not defined herein shall have the meaning assigned to such term in the Lease.)
          1. The Funding Deadline is ________, 200_.
          2. The Final Completion Date is ________, 200_.
          3. Initial Term Commencement Date is                     , 200_.
          4. The First Full Expansion Basic Rent Payment Date is                     , 200_.
          5. Project Cost (exclusive of the Acquisition Fee) is $                    .
          6. Landlord’s Share of Project Costs is $                    .
          7. The initial Expansion Basic Rent per annum is $                    .
          8. The current Schedule Basic Rent is $                    .
          9. The square footage of all buildings comprising the Improvements is                     .
     Except as specifically set forth herein, this Addendum shall not be deemed or construed to alter or amend the Lease in any manner.
     IN WITNESS WHEREOF, Landlord and Tenant have caused this Addendum to be duly executed under seal as of the day and year first above written.

LANDLORD:

CP GAL PLAINFIELD, LLC,
a Delaware limited liability company

By: CP GAL (IN) QRS 16-61, INC., its managing member

By:

Name:

Title:

TENANT:

DICK’S SPORTING GOODS, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT F
TERMINATION FEE SCHEDULE

Lease Year	Total Termination
2005	29,421,092
2006	29,210,512
2007	29,060,894
1*	28,056,702
2	26,933,619
3	25,762,097
4	24,815,602
5	23,422,951
6	22,281,382
7	21,025,564
8	19,832,197
9	18,639,245
10	17,295,703
11	17,199,736
12	15,852,588
13	14,725,826
14	13,529,977
15, and	11,624,358
Thereafter	11,624,358

*Designates the applicable Lease Year of the Initial Term; so that Lease Year 1 above begins at the Funding Deadline.